August 4, 2021

Christopher DelOrefice
[*****]

Dear Christopher:

Congratulations on your offer of employment! BD (Becton, Dickinson and Company) is one of the largest global medical technology companies in the world that is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. We support the heroes on the frontlines of health care by developing innovative technology, services and solutions to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. We take great pride in hiring individuals who have the talent, drive and commitment to make health care better. We are delighted to have you join our team and look forward to the impact you’ll make on the lives of patients around the world.

I am pleased to confirm in writing our offer of employment to you. The details of your offer are as follows:

Position: Your position is Executive Vice President, CFO, reporting directly to me. The duties and responsibilities of your position are as described in the attached Position Summary, and your position is classified as a Job Group 9. Positions are assigned to Job Groups according to the scope and impact of the position.

In your position, you will be designated as an “Executive Officer” of the company. You will also become a member of the Executive Leadership Team.

Start Date: Your first day of employment will be September 6, 2021, or such later date that may be mutually agreed upon not to exceed September 30, 2021.

Pay: Your base annual rate of pay will be $720,000 subject to review and modification from time to time in accordance with standard Company practices. Associates are paid every other Friday, one week in arrears (i.e., your paycheck will cover the two-week period that ended the week before payday). The official BD workweek starts on Sunday and runs through Saturday.

Salaries are customarily reviewed in October of each year with a January effective date. You will be eligible for an annual increase in January of 2023. Salary increases are administered according to the annual increase budget and guidelines.

Sign-On Bonus: You will receive a total sign-on cash bonus of $680,000 (less applicable taxes) payable in two installments.  Your first payment of $450,000 will be payable within 30 days following your start date. You will receive the second cash payment of $230,000 approximately 12 months following your date of hire. Each sign-on bonus is conditioned upon your continued employment with BD for twelve months following receipt of payment. If you voluntarily terminate your employment within twelve months of either payment, you will be required to reimburse the Company, within 60 days of termination date, a pro-rated portion of the respective sign-on bonus based on months of completed service. This repayment requirement shall not apply in the event that you are involuntarily terminated by BD.
Sign-on Equity Bonus: In addition to your eligibility for annual grants under BD’s Long-Term Incentive Program (LTI) (described below), you will receive a one-time LTI grant valued at $1,060,000 shortly after your start date. You will also receive a second one-time grant, valued at $660,000, approximately one year following your date of hire. Both of these LTI grants are made in Time Vested Units (TVUs) and vest one third (1/3) per year on each of the first three anniversaries of the grant date, subject to continued employment.
Subject to approval by our Board of Directors which approval will be sought within 30 days of the date of this letter, vesting of both LTI grants described in the preceding paragraph will be accelerated if you are involuntary terminated without cause by BD prior to vesting.
Performance Incentive Plan (PIP): You are eligible to participate in the Company’s short-term incentive plan, which is known as the Performance Incentive Plan (PIP) effective October 1, 2021. Your PIP target will be 95%. If you commence employment after October 1st, your PIP award will be prorated from your start date, and may range from zero to double the incentive opportunity based on achievement of company financial goals. PIP awards are discretionary; there is no guarantee that you will receive a PIP award in a particular year.

Long-Term Incentive Program (LTI): Under the 2004 Employee and Director Equity-Based Compensation Plan, you will be eligible to participate in BD’s LTI program. The LTI program provides associates with a potential opportunity to build wealth and share in the success of the Company through the achievement of strategic objectives. The target grant award value for your position is $3,100,000. Provided you commence employment prior to September 30, 2021, you will receive an annual grant in November 2021 with a grant value in the amount of your target award. Annual LTI awards are determined based on individual associate performance and anticipated future contributions. Grants for each fiscal year are subject to approval by the BD Board of Directors. Other than as described herein, LTI awards are discretionary; there is no guarantee that an associate will receive an LTI grant in a particular year. Vesting and exercise provisions will be communicated to you under separate cover upon approval of any grant under this program.

Deferred Compensation Plan: You will be eligible to participate in the non-qualified Deferred Compensation Plan which enables you to save over the IRS limits in the qualified 401(k) plan. You may elect to enroll in this plan within 30 days from the first day of your employment or annually in December. You may contribute up to 50% of your total eligible base pay and 100% of your eligible bonus compensation. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider.

Rewards: You are eligible for a comprehensive, competitive compensation program that rewards talented associates for their performance. Our Total Rewards program is designed to support the diverse needs of our global workforce, and make a difference for you at work, at home and in your future, while driving BD’s overall success. We encourage you to make the most of the many programs offered.

Benefits include medical, dental, vision, life and disability insurance, as well as various other valuable programs for you and your eligible dependents. Each of these is either fully paid by BD or offered subject to an employee contribution as of your first day of employment. You will have 31 days from your date of hire to make benefit elections for the remainder of the calendar year. If you do not make an election within the required time frame, you will receive default coverage. Details regarding these plans will follow shortly under separate mailing (or e-mail) from our benefits administrator, Benefits Direct. You may enroll in your benefits coverage by going to the BD Intranet site: Maxwell–HROne –Connect to Benefits Direct. For questions about your benefits you may call Benefits Direct at 1-800-234-9855 and speak with a Customer Service Representative.

We also offer a competitive elective 401(k) Plan with company match and pre-tax, post-tax and Roth contribution options. You may enroll or make changes to your contribution by going to the Fidelity website at www.401k.com or by calling 1-866-715-2068. If you do not make an active election within 60 days of your date of hire, you will be automatically enrolled in the BD 401(k) plan with a 6% Pre-tax contribution rate.

You are also eligible to receive an annual non-elective company-provided contribution into the 401(k) Plan. This contribution will occur automatically and does not require an election. The contribution will be made in the first quarter each year, assuming you are employed with BD through 12/31 of the prior year.

Paid Time Off: You will be eligible for 5 weeks of vacation under BD’s paid time off policy.
Relocation: You will be eligible to participate in BD’s Relocation Program. The specifics of your commuter arrangement are set forth in the attached letter. The details of your final relocation thereafter will be as agreed upon and consistent with BD’s relocation policy (see attached).

BD Share Retention and Ownership: Your position is subject to the BD Share Retention and Ownership Guidelines.  Under the guidelines, you will be expected to hold in BD shares at least 50% of the net after-tax gain or net after-tax shares distributed to you from any equity-based compensation awards you have received until you have achieved and can maintain an ownership multiple of three (3.0) times your annual salary. More information will follow under separate cover shortly after your start date.

Change in Control: You will receive from the Corporate Secretary’s office and will be expected to sign a Change of Control Agreement that will increase your benefit should a change in control occur per the terms of the agreement.

Paid Time Off: You will be eligible for paid time off consistent with an associate of your position at your location and in accordance with Company policy and applicable law. You will also be eligible for paid company holidays in accordance with Company policy.

Immigration Consideration: All offers of employment and continued employment are contingent upon your ability to secure and maintain the legal right to work at BD, including work authorization. If efforts at securing this authorization should fail, the offer of employment is withdrawn with no liability to the Company for any expenses incurred, time spent or other inconvenience to the job applicant.

Ethics: As a company founded on a core set of values, we ask you to review the Company Code of Conduct and be prepared to sign an acknowledgement during your onboarding process.

At-Will Employment: Your employment with BD is “at will.” This means that your employment is not for any definite period of time and the Company or you may terminate your employment at any time, with or without cause, and with or without notice. Your at-will status is not subject to change without an express written agreement signed by an officer of the Company. There shall be no contract, express or implied, of employment.

Screening: Consistent with our policies for all BD personnel and the special consideration of our industry, this offer is contingent upon you taking a company paid drug screening test, the results of which must be negative, undergoing a motor vehicle record check (if applicable for the position), as well as completing a background check.

Employee Agreement and Associate Acknowledgement & Agreement: Your employment is contingent upon you signing the BD Agreement Regarding Competition and Protection of Proprietary Interests. You will be asked to sign this document, once you receive the onboarding packet.

You understand that BD’s offer of employment is based on your general skills and abilities and not because of your knowledge or possession, if any, of confidential or proprietary information of any former employer, customer, or other third party. You hereby certify that, by the time you become a BD associate, you will have returned all property, data and documents, whether electronic, paper, or other form, of any former employer, customer, or other third party. You agree (a) not to disclose or use, directly or indirectly, in furtherance of your employment with BD, any confidential or proprietary information, whether in electronic, paper, or other form, that you obtained through your employment with any previous employer(s) and (b) to comply with and abide by the BD Agreement Regarding Competition and Protection of Proprietary Interests.

If you have any questions, please feel free to call Betty Larson at [*****] or email [*****]. I'm looking forward to working together to make health care better.

Sincerely,

Tom Polen
Chairman, CEO and President

I accept the above offer of employment:

/s/ Christopher DelOrefice                        August 4, 2021
_____________________________________________                          ___________________
Christopher DelOrefice                                                              Date

CC:
Betty Larson
Kristi Payne